UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 4   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ]   Check this box if no longer subject to Section 16.
      Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

1.      Name and Address of Reporting Person
        Donald G. Blakeman
        106 Steeplechase Way
        Southern Pines, NC  28387

2.      Issuer Name and Ticker or Trading Symbol
        Interstate General Company L.P. (IGC)

3.      I.R.S. or Social Security Number of Reporting Person (Voluntary)

4.      Statement for Month/Year
        December 1998

5.      If Amendment, Date of Original (Month/Year)

6.      Relationship of Reporting Person to Issuer (Check all applicable)
        [X] Director [ ] 10% Owner [ ] Officer (give title below) [ ] Other (specify below)

7.      Individual or Joint/Group Filing (Check applicable line)
        [X]  Form Filed by One Reporting Person
        [ ]  Form Filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Trans-     3. Trans-     4. Securities Acquired (A)  5. Amount of      6. Owner-   7. Nature
                          action        action        or Disposed of (D)          Securities        ship        of
                          Date          Code                                      Beneficially      Form:       Indirect
                                                                                  Owned at End      Direct      Bene-
                                                                                  of Month          (D) or      ficial
                          (Month/                               A/                                  Indirect    Owner-
                          Day/Year)   Code   V      Amount      D     Price                         (I)         ship
------------------------------------------------------------------------------------------------------------------------
Units representing        12/14/98    J             75,637      D     *           -0-
beneficial assignment
of Class A limited
partnership interest














Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conver-    3. Trans-     4. Transaction  5. Number of Derivative    6. Date Exercisable
   Security                sion or       action        Code            Securities Acquired        and Expiration
                           Exercise      Date                          (A) or Disposed of (D)     Date
                           Price of                                                               (Month/Day/Year)
                           Deriva-                                                                Date      Expira-
                           tive          (Month/                                                  Exer-     tion
                           Security      Day/Year)     Code    V       (A)         (D)            cisable   Date
------------------------------------------------------------------------------------------------------------------------



Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned (Continued)
------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying       8. Price of    9. Number of    10. Ownership    11. Nature
   Securities                              Derivative     Derivative       Form of          of
                                           Security       Securities       Derivative       Indirect
                                                          Beneficially     Security:        Beneficial
                        Amount or                         Owned at End     Direct (D)       Ownership
                        Number of                         of Month         or Indirect
   Title                Shares                                             (I)
------------------------------------------------------------------------------------------------------------------------






Explanation of Responses:

* - Exchanged 75,637 Interstate General Company L.P. ("IGC") Class A limited partnership Units for 37,818 common shares of American Community Properties Trust ("APO").  On the date of the exchange, IGC's closing price was $3.00 and APO's was $4.562.

SIGNATURE OF REPORTING PERSON

/s/ Donald G. Blakeman
-----------------------------

DATE:  January 6, 1999